Exhibit 99.1

Kellogg Company News

For release:	February 17, 2006
Media/Analyst Contact:	Simon D. Burton, CFA (269) 961-6636

Kellogg Company Announces Share Repurchase
     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced that it has entered into an agreement to repurchase 12,784,751 of its shares from the W.K. Kellogg Foundation Trust for $550 million in a privately negotiated transaction. The price per share of $43.02 is based on recent transactions on the New York Stock Exchange. The transaction is expected to close on Tuesday, February 21, 2006.
     “Kellogg Company is very committed to delivering shareholder value. Consequently, we are pleased to announce the repurchase of these shares from the W.K. Kellogg Foundation Trust,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “Our Company’s operating principles focus the entire organization on generating cash flow and creating the financial flexibility necessary for us to complete significant transactions such as this.”
     Dr. William C. Richardson, a co-trustee and chair of the Trust said, “The Trust is pleased to finalize this transaction, which effectively satisfies our diversification objectives for the foreseeable future. The Trust will continue to own approximately 25% of the Company’s outstanding stock, which represents approximately 65% of the Trust’s assets. The Trust will continue as the Company’s largest shareholder. The Trustees continue to have the utmost confidence in the Company’s strategy, operating principles, and management team, which continue to provide strong growth and excellent results.”
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About Kellogg Company
     With 2005 sales in excess of $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance and share repurchases. Actual performance may differ materially from these statements due to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, taxes and tariffs, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.
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